Exhibit 99.2

Transcript of

Sachem Capital Corp.

First Quarter 2021 Conference Call

May 18, 2021

Participants

David Waldman - Investor Relations, Sachem Capital Corp.

John Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

Analysts

Christopher Nolan - Ladenburg Thalmann

Rommel Dionisio - Aegis Capital

Presentation

Operator

Good day, ladies and gentlemen, and welcome to the Sachem Capital First Quarter 2021 Conference Call. All lines have been placed on a listen-only mode, and the floor will be open for your questions and comments following the presentation.

At this time, it is my pleasure to turn the floor over to Mr. David Waldman. Sir, the floor is yours.

David Waldman - Investor Relations, Sachem Capital Corp.

Good morning, everyone, and thank you for joining Sachem Capital Corp’s first quarter 2021 conference call. On the call with us today is John Villano, CPA, Chief Executive Officer and Chief Financial Officer of Sachem Capital.

On Friday, May 14, the company announced its operating results for the quarter ended March 31, 2021 and its financial condition as of that date. The press release is posted on the company’s website, www.sachemcapitalcorp.com.

In addition, the company filed its Form 10-Q with the US Securities and Exchange Commission on May 14, which can also be accessed on the company’s website as well as the SEC’s website at www.sec.gov. If you have any questions after the call or would like any additional information about the company, please contact Crescendo Communications at 212-671-1021.

Before Mr. Villano reviews the company’s operating results for the first quarter of 2021 and the company’s financial condition at March 31, 2021, we would like to remind everyone that this conference call may contain forward-looking statements. All statements other than statements of historical facts contained in this conference call, including statements regarding our future results of operations and financial position, strategy, and plans and our expectations for future operations are forward-looking statements. The words anticipate, estimate, expect, project, plan, seek, intend, believe, may, might, will, should, could, likely, continue, design, and the negative of such terms and other words in terms of similar expressions are intended to identify forward-looking statements.

These forward-looking statements are based largely on the company’s current expectations and projections about future events and trends that it believes may affect its financial condition, results of operations, strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to several risks and uncertainties and assumptions, as described in the company’s quarterly report on Form 10-Q for the first quarter of 2021 filed with the US Securities and Exchange Commission on May 14, 2021 as well as at its Annual Report on Form 10-K filed on March 31, 2021.

Because of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this conference call may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Although the company believes that the expectations reflected in the forward-looking statements are reasonable, they cannot guarantee future results, level of activity, performance or achievements.

In addition, neither the company nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. The company disclaims any duty to update any of these forward-looking statements. All forward-looking statements attributable to the company are expressly qualified in their entirety by these cautionary statements as well as others made in this conference call. You should evaluate all forward-looking statements made by the company in the context of these risks and uncertainties.

With that, I’ll now turn the call over to John Villano. Please go ahead.

John Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

Thank you and thanks to everyone for joining us today. I am pleased to report that our company achieved solid financial results for the first quarter of 2021 while maintaining a robust loan pipeline. Specifically, we achieved a 56% increase in interest income on our loan portfolio versus the same period last year. Even though last year’s first quarter included a significant gain on the sale of Investment Securities, our quarterly revenue increased 33% to $5.7 million, compared to $4.3 million for the same period in 2020. We attribute this improvement to the fact that fix and flip market has continued to improve in our traditional markets, as demand for property has outstripped supply. This is further illustrated by the increase in our loans in process and the increasing number of loan payoffs. In the first quarter of 2021, Sachem had $30.5 million in loan repayments versus $31.7 million of new loan fundings. Both the loan repayments and new low loan funding amounts were the highest for any quarter in the company’s history. In comparison, total loan repayments for all of 2020 were $55 million, compared to $30.5 million in the first quarter alone.

Sachem realized a quicker pay off of residential fix and flip loans for the following reasons. First, our sound underwriting and analysis of each project stacks the deck in the borrower’s favor; second, a stronger more active real estate market; and lastly, there exists a limited supply of for sale real estate due to a lack of eviction and foreclosure activity. Let me clarify one important item before proceeding. The rapid repayment of our mortgage notes is accretive to earnings in one aspect and detrimental in another. On a positive note, the rapid repayment of our notes allows us to recognize all unearned origination fees from when the loan was funded. On the other hand, unplanned cash receipts in significant size reduces our interest income, as it sits idle, waiting to be recommitted to new loans. The cash from note repayments coupled with our recent note sales in December hurt bottom line results. We will strive to utilize our excess cash during the second quarter, as we continue to look for sound financing opportunities.

According to realtor.com year-over-year, days on the market, a common real estate market indicator, declined 31%; active listings decreased to 53%; and median list home prices increased 17% nationwide in April 2021. For the Connecticut market, over the same period, days on market decreased between 43% and 52%; and median list prices increased 2% to 18%, depending on the county. In light of this fast paced real estate market, the company’s strategy continues to focus on strict underwriting guidelines, which we believe will allow us to grow our loan portfolio while protecting and preserving capital in a manner that provides attractive risk adjusted returns to our shareholders.

Moreover, our access to the capital markets has provided us with liquidity to fuel our growth despite the impact of COVID. During 2020, we raised approximately $56 million of unsecured, unsubordinated notes. Although we have higher interest expense resulting from the issuance of the notes, we expect to benefit from the liquidity and financial flexibility provided by these securities as we put the money to work. In addition, we have in place a low interest line of credit with Wells Fargo. This line is secured by the company’s portfolio of short-term securities. The credit line bears interest at a rate of 1.5%, which is 1.75% below the prime rate as of March 31, 2021.

Given the strength of our loan portfolio and solid track record, we continue to explore a variety of additional financing alternatives, which may provide us a lower cost of capital than our notes. In addition to the higher interest expense for the first quarter of 2021, our net income decreased slightly over the same period last year, as we invested heavily in our organization to support the next phase of our growth. These investments in personnel and operations were important for our future, as they provide us the resources to continue scaling our business. As we continue to grow revenue, we expect to benefit from meaningful operating leverage in the business.

Our strategy to diversify our portfolio was beginning to pay dividends, as we are expanding the geographic footprint of our mortgage loan portfolio beyond Connecticut. We are also targeting higher value commercial loans with financially stable experienced sponsors where our loan collateral is less susceptible to value swings common in residential markets.

Looking ahead, we believe there will be several key drivers to our growth. First, the overall economic climate in the northeast has improved due to the easing of restrictions imposed by states, which is having a positive impact on the overall economy. Second, the competitive landscape for us remains favorable. Notwithstanding the improvements in the economy, many banks and other traditional lenders still have restrictive lending criteria, and many non-traditional lenders are undercapitalized. That said the new competitive landscape is shifting the negotiating leverage in favor of borrowers. As borrowers have more capital choices, they are demanding better terms. Nevertheless, we believe our quick turnaround, responsiveness and flexibility with borrowers to meet their unique needs is a competitive advantage.

Third, the residential real estate market in Connecticut, our primary market, has stabilized and is quite strong. We believe the root cause of the high rate of loan repayments is directly related to the surge in real estate acquisitions by New York City residents migrating from the city and young families desiring to benefits of home ownership versus renting. Fourth, as I mentioned earlier, we continue our expansion beyond Connecticut and have a growing presence in other states, especially in Florida and Texas. We continue to look for opportunities in new markets that meet our basic underwriting criteria.

Next, we have been pursuing opportunistic expansion and diversifying our mortgage loan portfolio into additional asset classes, such as larger multifamily and higher end fix and flip properties. We are funding larger loans than we have in the past secured by higher quality properties and developed by more experienced borrowers. We believe the migration to these types of loans will offset any rate compression and help us maintain a low foreclosure rate.

And finally, our low leverage balance sheet provides us flexibility to meet the growth in demand. Our ability to successfully pivot our business model and quickly adapt to changes in the marketplace has been a key to our success. Our ability to adapt to new market conditions will position us to drive long-term shareholder value in almost any market environment. Looking ahead, I am pleased to report our loan pipeline is robust and expanding. As a result, we remain highly encouraged by the prospects of our continued growth in 2021 and beyond.

I would now like to touch on some key financial highlights then talk more about our strategy going forward. If you need any additional insight into the financial details, please review our recently filed 10-Q and press release. First, total revenue for the first quarter of 2021 increased 33% to approximately $5.7 million, compared to approximately $4.3 million for the same period last year. The increase in revenue was primarily attributable to an increase in our lending operations. Interest income increased approximately 56%. Origination fee income remained relatively flat, increasing approximately 1%. Late and processing fees increased by 17%. And other income, which includes in-house legal fees, loan closing fees, loan extensions and modifications increased by 61%.

Total operating costs and expenses for the first quarter were approximately $3.5 million compared to $2.1 million for the same period last year. The increase in operating costs and expenses is primarily attributable to the increase in our unsecured bond debt while growing our lending operations. In the 2021 period, interest and amortization of deferred financing costs was approximately $2.5 million compared to approximately $1.1 million in the same 2020 period. In comparison, our overall indebtedness was $142.7 million at March 31, 2021, compared to $138.7 million at December 31, 2020. Although we have a higher interest expense due to the approximate $56 million of unsecured, unsubordinated five year notes we raised in 2020, we expect to benefit from the liquidity and financial flexibility provided by these offerings, as we prudently invest this capital.

Net income for the three months ended March 31, 2021 was approximately $2.2 million or $0.10 per share, compared to $2.2 million or $0.10 per share for the comparable year ago period. Our net income, as a percentage of revenue, decreased slightly over the same period last year, as we have invested heavily in our organization to support the next phase of our growth. Overall, we believe our financial results are evidence of our strong competitive position in the market. Despite the challenges we faced in 2020, the changing dynamics of the real estate finance marketplace and the impact of COVID, we continue to believe in the long-term growth prospects of our business model.

Our goal is and has always been to continue to grow our mortgage loan portfolio and increase our loan profitability, while at the same time, maintain or improve our existing underwriting and loan criteria. Specifically, we believe that the changes implemented in 2020 will in fact help us deal with any unexpected events in 2021. Even though our outlook remains positive, we recognize we recognize there are still ongoing market risks to consider. As you have seen, we can quickly adapt our strategy as market conditions change.

In terms of Sachem’s financial condition as of March 31, 2021 compared to March 31, 2020, total assets increased by $1.6 million from $226.7 million to $228.4 million. Most of this increase was attributable to increases in the mortgage loan portfolio of $1.2 million and an increase in a partnership business partnership investment of approximately $1.8 million, offset by a decrease in cash and investment securities of approximately $2.1 million. The partnership investment is a credit fund and our investment is equity based. The fund lends to seasoned investors with loan amounts ranging from $5 million to $15 million, secured by first mortgages on real estate. We feel this investment is accretive to earnings and supports our diversification strategy.

Total liabilities at March 31, 2021 were $143.8 million compared to $145.8 million at December 31, 2020. This decrease is principally due to a decrease in dividends payable of $2.7 million, and the payoff of our mortgage payable of $768,000, offset by increases in advances from borrowers of $873,000, increases in accounts payable of $163,000, and deferred revenue of approximately $85,000. Shareholders’ equity was at $4.6 million compared to $80.9 million at December 31, 2020, an increase of approximately $3.7 million. This increase was due primarily to net proceeds of $1.5 million from the sale of stock from our ATM during the period and our net income of approximately $2.2 million.

Our loan portfolio increased by approximately $1.2 million and our balance sheet remain solid with over $228.3 million of assets, backing $114.5 million in note principal. As a mortgage REIT, our debt levels are extraordinarily low versus our peers, thereby providing stability during difficult times. As of March 31, 2021, of the 479 mortgage loans in our portfolio, just 12 or approximately 2.5% were in the process of foreclosure or actively managed with the goal of unlocking our invested capital in a timely manner. In the case of each of these loans, we believe the value of the collateral exceeds the total amount due. We continue to see progress in foreclosure and eviction proceedings, as courts are working through the large backlog caused by the temporary closure of the Connecticut courts. Of the 479 mortgage loans in our portfolio, as of March 31, 2021, no loans were in forbearance. By the beginning of the third quarter of 2020, it appeared that economic conditions had stabilized to the point where we were able to cancel our forbearance program, restart lending operations, and return to normal underwriting criteria.

As of March 31, 2021, real estate owned decreased to $8.6 million compared to $8.9 million at year end. As of March 31, 2021, real estate owned included $1.4 million of real estate held for rental and $7.2 million of real estate held for sale. On April 30, 2021, we sold a property classified as real estate held for sale, receiving approximately $280,000 in net proceeds. Net cash provided by operating activities for the three months ended March 31, 2021 was $2.8 million, compared to approximately $1.7 million for the same 2020 period.

Our primary business objective remains constant to grow our loan portfolio while protecting and preserving capital in a manner that provides for attractive risk adjusted returns to our shareholders. We intend to achieve this objective by accelerating profitable growth and driving operational excellence. As I mentioned, we continue to strengthen our geographic footprint as we are aggressively expanding our mortgage loan portfolio beyond Connecticut, with a focus on Texas and Florida. We’re also targeting larger value commercial loans with strong financially stable sponsors. At the same time, we continue to explore a variety of financing alternatives, which may provide us a lower cost of capital given the strength of our portfolio.

To drive operational excellence, we have embarked on a broad change management initiative to review, assess and upgrade or transform, if necessary, our existing operational processes, including workflows, employee roles and responsibilities and data collection forms. Towards this end, I am pleased to report we recently appointed Bill Haydon as Chief Investment Officer and Director of Investor Relations. Bill will be responsible for helping manage the company’s liquid reserves and securities portfolio, as well as overseeing the underwriting team.

Bill brings over 25 years of experience in the financial services and investment banking sectors, including a wealth of experience in areas such as lending, securities asset management, financial strategy and long-term planning. Many of our long-term investors may already be familiar with Bill, as he’s been actively involved in the company since our startup days. In addition, Bill is extremely knowledgeable when it comes to capital markets, and we look forward to his help in broadening our Investor Relations activities, and increasing awareness of the company.

Shifting gears, during April 2021, the company authorized, declared and paid a dividend of $0.12 a share to shareholders of record. As you are aware Sachem Capital operates as a REIT and is required to distribute a minimum of 90% of the company’s taxable income to shareholders as dividends.

Let me now take a moment to discuss liquidity and capital resources. As I mentioned earlier, we had cash and short-term marketable securities of approximately $54.7 million as of March 31, 2021, which we will use to increase our mortgage loan portfolio. From January 1 through March 31, 2021, we funded $31.7 million of mortgage loans, loan modifications and construction draws. Supplementing our liquidity is the margin loan account from Wells Fargo, with a balance of $28.2 million at March 31, 2021. This credit facility provides us with additional flexibility at very attractive rates. It is also important to reiterate that we are very careful about the debt we take on and will not over leverage our portfolio to garner high leverage returns.

Also on April 9, 2021, we entered into a new at market issuance sales agreement with Ladenburg Thalmann and Janney Montgomery Scott, where we can sell common shares into the market from time to time. We have successfully utilized the ATM facility in the past to bolster our balance sheet. Since the end of the first quarter, we have sold an additional 2 million common shares and realized aggregate net proceeds of approximately $10.5 million. These equity sales were approximately 33% over our book value at this at March 31, 2021 and our share price has performed quite well. That said, our ability to raise equity capital has been helpful to supplement the non-dilutive funding we’ve raised through our note offerings and credit line. We are keenly focused on growing our loan portfolio while maintaining a healthy balance sheet and minimizing dilution.

Going forward, we will continue to monitor the ever changing economic conditions. Given the current market, we believe we are well positioned as the go to non-bank real estate lender while our competitors have tightened their lending criteria or have fled this segment of the market. Despite the lingering unknowns associated with COVID, the demand for our products and services remain strong. This is reflected in our first quarter financial results and our growing presence in the lending marketplace.

I am pleased with our first quarter operating results having achieved total revenue growth of 33% versus the same period last year. Further, I’m quite proud of our underwriting team and treasury personnel, as loan fundings and transaction flow hit all-time records for the company. Considering our aspirations to grow our company, we are still maintaining a cautionary walk before you run approach to the market and look forward to further deploying our capital as we identify attractive opportunities. In light of increased competition and the uncertainties of COVID, we believe our lending platform is solid and sustainable, giving our strict underwriting criteria an extensive due diligence. We have built a highly scalable business model to drive increased revenue and cash flow, which will continue to grow bottom line profits and of course dividends in the years ahead.

I would like to thank you all for joining the call today. At this point, we will open up the call for questions.

Operator

Thank you. [Operator Instructions] We’ll go first to Christopher Nolan at Ladenburg Thalmann.

Q: John, what is the target leverage ratio that you foresee for the second half of 2021?

John Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

Right now we’re below, we have 200 in assets versus 100 in debt, bond debt. We’d like to see how this works for a while. The company is strong functioning. We do not want to over lever, right. Our real estate market has been very robust. There are a lot of things going on in the world. Like I just finished saying, we’re walking before we run. We have the ability to lever tremendously; however, we’re taking a very conservative approach to the growth of our business, which is what we’ve done since our inception. We’ve certainly had opportunities to really build our balance sheet through debt but it’s not really our mode of operation. So right now, we have $228 million of assets, $114 million of bond debt, you can see we have two-to-one assets over our bond debt and we’re comfortable.

We’re going to -- we will increase our debt in the future, we will – for our REIT, we needed to grow but it’s a give and take, right. We’re increasing debt and then we backfill with equity. We will increase debt and backfill with equity. We’ve done it for the past couple of years. And, for the executives here at Sachem, it gives us a chance to sleep at night. And, recent -- very -- the recent COVID, right, we didn’t miss a beat, because we had the cash, we had operating funds, we weren’t starving for liquidity; just it’s kind of how we roll. So, right now we’re in a little bit of an equity raising mode, we’re not going to get abusive with equity. And hopefully, by the third quarter, we can come back in and we will put some more debt on the business. And, we’re chasing a few initiatives here and hopefully this -- our first quarter gets better from here.

Q: And as a follow up, in the comments that you made in terms of examining ways to lower your cost of capital, should we look at that as being something for the second half of the year?

John Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

We’ve been in the process now for a few months. And we have evaluated other opportunities that did not pan out for the company. They weren’t best for the company and the operational personnel. We think we have a lender that is suitable that’s coming down the road here. I’d like to say we’re probably 45 days away, perhaps from making an announcement.

Q: Great. Okay, thank you for taking my questions. I’ll get back to the queue.

John Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

Thank you.

Operator

[Operator Instructions] We’ll go next to Rommel Dionisio at Aegis Capital.

Q: Thanks for taking my question. Good morning, John. John, I wonder, I don’t know if I asked this question before in prior quarters, but just want to ask you again, I wonder if you could just give us a little more color on the expansion in Florida and Texas, just quarterly update there and the opportunities you see on the expansion in those regions going forward. Thanks.

John Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

So, in Florida and Texas, right, we all know, they are very robust real estate markets. Two of the states of choice for retirees and they’ve seen significant growth with many thousands of people moving into them each and every week. We think they are a great place to do business, their real estate prices are high, right, we all know that. We all know the boom and bust process that goes on when real estate areas become favorable. We’re very careful. We have, right now, I would like to say, somewhere in the, please don’t get an exact number, but somewhere between $15 and $20 million in Florida and all of this money is performing well. They are great opportunities. We are doing a lot of work in the Cape Coral area of Florida, where we feel that people can still buy a reasonably priced home. And I mean that – I will quantify that by saying it’s somewhere in the $400,000 to $475,000 range and this is for new construction. We were doing a lot in that area.

And Cape Coral is a suburb before Myers, and very, very close in proximity to Sarasota which is just a great locale. Again, we’re moving slowly. And yes, we see buckets of opportunity. It’s a question of -- not of speed but of how are we building out our pipeline, our flow pipeline, do we know our brokers. The individual sending us the deals, are we comfortable with them? And that’s really the process that takes time. Anybody can lend money, we need to get a feel for the area and we’re using -- we have individuals down there that are helping us. Be smart lenders, right. We’re able to manage from here.

And the same for Austin. Austin is not as large of a market for us at the moment. We hope that it will be in the very near future. And we have our eyes on opportunities in Austin. We feel that it’s a great area and hopefully, we can bring that to fruition in the next couple of months. But that’s kind of where we are. I mean, we’re still busy here in Connecticut and the northeast. We’ve done a little bit more in Long Island recently. We’ve been in Westchester. And of course, our business in Connecticut is quite strong.

Q: Great. Thanks for the color. Thanks, John.

John Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

You are welcome.

Operator

[Operator Instructions] Mr. Villano, at this time, I do not have any other questions that have signaled. I’ll turn the conference back to you for any additional or closing comments.

John Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

Thank you, everyone, for joining. If you have any other additional questions, please forward them to our IR firm Crescendo Communications and we will get back to you promptly. Thank you again.

Operator

Ladies and gentlemen, that will conclude today’s call. We thank you for your participation. You may disconnect at this time and have a great day.